EXHIBIT 11.1

                               Asahi/America, Inc.
                Computation of Weighted Average Number of Common
                    and Common Equivalent Shares Outstanding



                                                For the quarters ended March 31,
                                                      1996              1997
                                                      ----              ----

Weighted average common shares outstanding          2,340,000         3,340,000

Common and common equivalent shares                         -            16,005
                                                    ---------         ---------
Weighted average number of common and
common equivalent shares outstanding                2,340,000         3,356,005
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